Exhibit 5

                 [Letterhead of Fromer, Schultheiss & Staehelin]


INFICON Holding AG
Bad Ragaz, Switzerland
c/o INFICON Inc.
Two Technology Place
East Syracuse, New York  13057 USA

May 24, 2002

Registration Statement on Form S-8

Gentlemen:

      I have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 24, 2002 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933 of up to 100,000 registered shares, par value CHF 10.- per share (the "Shares") of INFICON Holding AG, a Swiss corporation, to be issued pursuant to the Directors Stock Option Plan, the Management Stock Option Plan, and the Key Employees Stock Option Plan (collectively, the "Plans"). As your legal counsel, I have examined, strictly under Swiss Law, the proceedings taken and proposed to be taken by you in connection with the sale and issuance of such Shares under the Plans.

      Strictly limited to Swiss law, and assuming that all Shares are sold in the manner referred to in the Plans, it is my opinion that the Shares to be issued based on Art. 3b of the Articles of Association and in accordance with Art. 653 - 653i of the Swiss Code of Obligations and sold by your Company will have been duly authorized and validly issued and will be fully paid and non-assessable.

      I consent to the use of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,


                                                     Dr. Christophe Sarasin